Exhibit 99.1

Weyerhaeuser to sell Liquid Packaging Board business to Nippon Paper Industries for $285 million in cash
Strategic review of printing papers joint venture is ongoing

FEDERAL WAY, Wash. (June 15, 2016) - Weyerhaeuser Company (NYSE: WY) today announced an agreement to sell its liquid packaging board business to Nippon Paper Industries Co., Ltd. for $285 million in cash. Weyerhaeuser expects to use a substantial portion of the estimated $225 million after-tax proceeds for repayment of debt.

The transaction includes one mill located in Longview, Wash., with an annual capacity of 280,000 tons.

This announcement concludes a portion of the strategic review of the company’s Cellulose Fibers business, which was initiated in November 2015. Weyerhaeuser announced the planned sale of its pulp mills in May 2016. The company’s review of its printing papers joint venture is ongoing.

“This transaction creates significant value for Weyerhaeuser shareholders and enhances the focus of our portfolio as we work to be the world’s premier timber, land, and forest products company,” said Doyle R. Simons, president and chief executive officer.

“The employees of our liquid packaging board business have much to contribute to the future success of Nippon Paper Industries. I want to thank our team for continuing to operate safely, and for delivering an exceptional customer experience throughout the strategic review process,” said Simons. “Our liquid packaging board products and people are celebrated across the industry for their quality.”

The transaction is subject to customary closing conditions, including regulatory review, and is expected to close in the third quarter 2016. The Weyerhaeuser liquid packaging board mill and Nippon Paper Industries will continue to operate separately until the transaction closes.

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control more than 13 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In February 2016, we merged with Plum Creek Timber Company, Inc. In 2015, Weyerhaeuser and Plum Creek, on a combined basis, generated approximately $8.5 billion in net sales and employed nearly 14 thousand people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

FORWARD-LOOKING STATEMENTS
This communication contains statements concerning the company's future results, performance and plans that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, with respect to any potential transaction or transactions involving

Weyerhaeuser’s Cellulose Fibers business or the structure or timing of any such transaction or transactions, the use of proceeds from any such transaction or transactions, as well as the risk factors disclosed in Weyerhaeuser’s filings with the SEC, including Weyerhaeuser’s annual reports on Form 10-K for the year ended December 31, 2015. These forward-looking statements are based on various assumptions and are subject to various contingencies and may not be accurate because of risks and uncertainties surrounding these assumptions and contingencies. Factors listed above, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

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